UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) February 6, 2004

INVITROGEN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 603-7200

Not applicable

(Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On February 6, 2004, Invitrogen Corporation (Invitrogen) announced the expiration of the cash tender offer by its wholly-owned subsidiary, Baseball Acquisition Corporation (the Purchaser), for all of the outstanding shares of common stock of BioReliance Corporation (BioReliance). According to American Stock Transfer & Trust Company, the depository for the offer, as of the expiration of the offer at 11:59 p.m., New York City time, on Thursday, February 5, 2004, 8,058,859 BioReliance shares were validly tendered in the offer and not withdrawn, out of approximately 8,433,179 shares then outstanding, or approximately 95.6 percent of all outstanding shares of BioReliance. The merger of the Purchaser with and into BioReliance became effective on February 6, 2004. As a result of the merger, BioReliance, as the surviving corporation in the merger, became a wholly-owned subsidiary of Invitrogen.

Invitrogen paid a cash purchase price of $433.3 million for all of the outstanding shares and stock options of BioReliance, plus assumed outstanding debt of $70.4 million and transaction costs of $4.6 million. Based in Maryland, BioReliance is a Delaware corporation that is a Contract Service Organization, providing testing and manufacturing services for biotech and research companies that are involved in early preclinical product development through licensed production. Invitrogen has continued BioReliance’s operations as part of its BioProduction business segment.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

The audited financial statements required by this Item 7 for BioReliance, as of and for the year ended December 31, 2003, are filed as an exhibit hereto and are incorporated herein by reference.

(b)	Pro forma financial information.

The pro forma financial information required by this Item 7 for the combined balance sheet of Invitrogen and BioReliance, as of December 31, 2003, and for the combined results of operations of Invitrogen, BioReliance, Molecular Probes, Inc., and the assets acquired and liabilities assumed from PanVera LLC for the year ended December 31, 2003, is filed as an exhibit hereto and is incorporated herein by reference.

(c)	Exhibits.

Exhibit	Description
23.1	Consent of Independent Accountants

99.1	BioReliance Corporation audited (i) Consolidated Balance Sheet as of December 31, 2003; (ii) Consolidated Statement of Income for the year ended December 31, 2003; (iii) Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2003; (iv) Consolidated Statement of Cash Flows for the year ended December 31, 2003; and related Notes to Consolidated Financial Statements.

99.2	Invitrogen Corporation and BioReliance Corporation Unaudited Pro Forma (i) Combined Balance Sheet as of December 31, 2003; (ii) Combined Statement of Income for the year ended December 31, 2003; and (iii) related Notes to Combined Financial Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2004	INVITROGEN CORPORATION

	By:	/s/ C. Eric Winzer
C. Eric Winzer
Chief Financial Officer
(Principal Financial Officer and Authorized Signatory)

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